Filed Pursuant to Rule 433

Registration Statement 333-161521

August 3, 2010

Common Equity Offering August 2010 Building for the Future

This material includes forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements include projected earnings, cash flows, capital expenditures and other statements and are identified in this document by the words “anticipate,” “estimate,” “expect,” “projected,” “objective,” “outlook,” “possible,” “potential” and similar expressions. Such statements speak only as of the date they are made. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, actions of rating agencies and their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; effects of geopolitical events, including war and acts of terrorism; changes in federal or state legislation; regulation; actions of accounting regulatory bodies; credit risks; legislative and regulatory responses to climate change; and other risk factors listed from time to time by Xcel Energy in reports filed with the SEC, including Item 1A - Risk Factors and Exhibit 99.01 to Xcel Energy’s report on Form 10-K for year 2009 and quarterly reports on Form 10-Q. The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Merrill Lynch at 866-500-5408, Barclays Capital at 888-603-5847 or J.P. Morgan at 866-803-9204. Safe Harbor

Summary of the Offering Issuer: Xcel Energy Inc. (NYSE: XEL) Offering Size: 19,000,000 common shares Overallotment Option: 15% for 30 days (2,850,000 common shares) Type of Offering: Primary share add-on Settlement Up to 100% of Offering to be settled with Equity Forward Use of Proceeds: The net proceeds received upon settlement of the forward sale agreement will be used to repay outstanding commercial paper and make capital contributions to our operating subsidiaries Shares Outstanding Post Offering 459,987,683 shares Expected Pricing August 3, 2010 (post close) Registration: SEC registered Lead Book-Running Managers: Bank of America Merrill Lynch Barclays Capital J.P. Morgan

Management Team Richard “Dick” Kelly Chairman & Chief Executive Officer Ben Fowke President & Chief Operating Officer David Sparby Vice President & Chief Financial Officer George Tyson Vice President & Treasurer Paul Johnson Managing Director – Investor Relations, Assistant Treasurer

Diversified, Fully Regulated, Operating in 8 States Combination Utility Electric 85% of Net Income* Gas 15% of Net Income* Customers 3.4 million electric 1.9 million gas 2009 Financial Statistics NI Ongoing: $690 million NI GAAP: $681 million EPS Ongoing: $1.50 EPS GAAP: $1.48 Dividend Payout: 65% Assets: $25.5 billion Equity ratio: 45% Who We Are ... NSP-Wisconsin 7% of earnings * NSP-Minnesota 40% of earnings * SPS 9% of earnings * PSCo 44% of earnings * * Percentages based on 2009 Ongoing Earnings Xcel Energy is a pure play electric & gas utility operating in key Midwestern states with strong regulatory support

Strategic Focus – “Building the Core” Xcel Energy adopted environmental leadership as a primary focus, forming the cornerstone of the Company’s strategic initiatives Environmental Leadership Achieving Financial Objectives Optimizing Portfolio of Utilities Xcel Energy's financial objectives have three phases Investing in our core utility businesses Obtaining regulatory support for rate base investments Rate base growth exceeding 7% per year Consistent, stable earnings growth supported by timely rate relief Earning a fair return on our utility rate base Maintain strong capital structure and credit ratings Deliver competitive total return/dividend to shareholders Xcel Energy's goal is to build on the similarities among the companies, which maximizes efficiencies from centralized management and deployment of common initiatives

7 Investment Highlights Environmental Leader Attractive Investment Opportunities Attractive Total Return Constructive Regulation Xcel Energy offers investors a favorable total return opportunity supported by 2010 earnings growth of 5% – 7% and an attractive dividend

$2,975 $2,290 $2,125 $2,675 Capital Forecast (dollars in millions) Ample capital spending opportunities result in rate base growth exceeding 7% annually Attractive Investment Opportunities Environmental Leader Attractive Total Return Constructive Regulation 2010 2011 2012 2013 Other Nuclear Fuel Nuclear Uprate & Life Ext Natural Gas Electric Distribution Electric Transmission Electric Generation Wind Nat. Gas Plant Acquisition

Natural Gas Plant Acquisition Rocky Mountain Energy Center Blue Spruce Energy Center Agreement to acquire two natural gas plants (931 MW) for $739 million from Calpine Acquisition expected to: Close in December 2010 and be accretive in 2011 Received FERC approval and clearance under Hart-Scott-Rodino Subject to state approvals Seeking interim rate recovery of revenue requirements, will be an addition to rate base Xcel Energy has agreed to acquire Rocky Mountain and Blue Spruce Energy Center for approximately $794 per KW, an appealing outcome for shareholders and customers Attractive Investment Opportunities Environmental Leader Attractive Total Return Constructive Regulation

Transmission Expansion 26% of 2010-2013 budget allocated to transmission spend 4th largest domestic transmission company 2009 net transmission book value of $3 billion 18,300 transmission line miles Rider recovery in MN, CO, ND, SD and TX Projected Transmission Capital Expenditures (dollars in millions) $465 $480 $725 $915 Transmission is a key component to Xcel Energy’s growth strategy Attractive Investment Opportunities Environmental Leader Attractive Total Return Constructive Regulation 2010 2011 2012 2013 10

Increasing Wind Ownership 100 MW In-service 2008 Completed on budget and on schedule 150 MW In-service 2011 Merricourt Wind 201 MW In-service 2010 Nobles Wind 25 MW In-service 1999 Ponnequin Wind Grand Meadow $850mm of 2010-2013 budget allocated to construction of wind Additional opportunities to invest in light of favorable geographic footprint Xcel Energy is a leader in wind generation with over a decade of experience and attractive geography to add more Attractive Investment Opportunities Environmental Leader Attractive Total Return Constructive Regulation 11

Nuclear Investment Approved Approved Life Extension Monticello To be submitted Q4 Approved Uprate Pending Approved Life Extension Prairie Island Pending Approved Uprate NRC MPUC Request Plant Plan to extend life of nuclear plants by 20 years Increase output by 235 MW Total cost is approximately $1.1 billion Regulatory approvals under way Xcel Energy’s management is proactively seeking extensions on the nuclear licenses and approval to increase the output of the nuclear facilities Attractive Investment Opportunities Environmental Leader Attractive Total Return Constructive Regulation

CO Clean Air - Clean Jobs Act PSCo to reduce NOx emissions 70 - 80% from 900 MW of coal-fired generation; options include: Retrofit coal-fired plants with emission controls Retire coal units & replace with low emission resources Increase utilization of existing natural gas-fired units The law requires PSCo to file a reduction plan by August 2010 and the CPUC to rule on the plan by year-end The law allows for: Current recovery of investments Interim rates and forward test years in rate cases Xcel Energy worked closely with Colorado regulators to reduce NOx emissions in a manner that balances both customer and shareholder interests Attractive Investment Opportunities Environmental Leader Attractive Total Return Constructive Regulation 13

No. 1 wind power provider No. 5 solar power provider On track to meet state renewable portfolio standards (RPS) Positioned to reduce CO2 emissions 15% by 2020 Environmental Leadership Attractive Investment Opportunities Environmental Leadership Attractive Total Return Constructive Regulation Xcel Energy is dedicated to being an environmental leader in the US utility industry 14

Our Geographic Advantage Wind Resource Solar Resource Xcel Energy States Served Wind Density High Low Source: National Renewable Energy Laboratory Xcel Energy’s ability to lead is a function of both management commitment and attractive geography Attractive Investment Opportunities Attractive Total Return Constructive Regulation Environmental Leadership Direct Normal Solar Rediation (Two-Axis Tracking Concentrator) 15

Diversified Energy Mix Coal 50% Renewables 9% Natural Gas 24% Nuclear 12% Coal 44% Renewables * 19% Natural Gas 24% Nuclear 13% 2009 2017 Hydro/Other 5% * Includes hydro Aggressive RPS ensures continued renewables investment MN: 25% by 2016, 30% by 2020 CO: 20% by 2015, 30% by 2020 Our regulators strongly support our initiative to rebalance our energy mix Attractive Investment Opportunities Attractive Total Return Constructive Regulation Environmental Leadership

Constructive Regulation Renewables – CO, MN Environmental – MN, ND, SD Clean Air Clean Jobs Act – CO Transmission – CO, MN, ND, SD, TX Conservation/DSM – CO, MN, NM Capacity Cost Recovery – CO Texas South Dakota Forward Test Year Minnesota North Dakota Colorado - Allowed Wisconsin FERC Wholesale New Mexico – Allowed Riders Forward Test Year Interim Rates Historic Test Year Adjusted for Known and Measurables Timely Recovery Regulatory Lag Environmental Leader Attractive Investment Opportunities Attractive Total Return Constructive Regulation 17

Pending Rate Cases Colorado FERC Wholesale Fall 2010 11.35% $62 Million * Texas Electric Fall 2010 10.6% $10 Million Minnesota Gas Decision Expected ROE Request Rate Request * Texas electric rate increase seeks to increase bills by a net amount of $53.5 million Environmental Leader Attractive Investment Opportunities Attractive Total Return Xcel Energy will continue to deliver on its investment strategy through pending and future rate cases Constructive Regulation Settlement reached with all but one customer. Rates reflecting an electric rate increase of approximately $17 million for these customers will be effective in July, subject to FERC approval of the settlement. 18

Long-Term EPS Growth $1.55-$1.65 2008 Guidance Range $1.50 * Ongoing EPS excludes the impact of COLI and disc ops. A reconciliation to GAAP earnings is included in the appendix 2006 2007 2009 2005 2010 2011 2012 2013 $1.15 $1.30 $1.43 $1.45 Ongoing EPS CAGR (2005-2009) = 6.9% Environmental Leader Attractive Investment Opportunities Attractive Total Return Constructive Regulation $1.00 $1.20 $1.40 $1.60 $1.80 $2.00 19

Stable and Growing Dividend CAGR = 3.3% Annualized dividend per share Dividend objective = 2% – 4% annual growth Environmental Leader Attractive Investment Opportunities Constructive Regulation Attractive Total Return $0.86 $0.89 $0.92 $0.95 $0.98 $1.01 2005 2006 2007 2008 2009 2010 20

Meeting Financial Objectives 2005 Achieved 2006 Achieved 2007 Exceeded 2008 Achieved 2009 Achieved EPS Guidance Environmental Leader Attractive Investment Opportunities Constructive Regulation Xcel Energy has consistently delivered on its financial objectives Attractive Total Return 21

Investment Highlights Environmental Leader Attractive Investment Opportunities Attractive Total Return Constructive Regulation Xcel Energy offers investors a favorable total return opportunity supported by 2010 earnings growth of 5% – 7% and an attractive dividend 22

Appendix

Ongoing Earnings $1.15 $1.30 $1.43 $1.45 $1.50 PSRI/COLI 0.05 0.05 (0.08) 0.01 (0.01) Continuing Operations $1.20 $1.35 $1.35 $1.46 $1.49 Disc Ops 0.03 0.01 – – (0.01) GAAP Earnings $1.23 $1.36 $1.35 $1.46 $1.48 Reconciliation – Ongoing EPS to GAAP dollars per share 2007 2005 2006 As a result of the termination of the COLI program, Xcel Energy’s management believes that ongoing earnings provide a more meaningful comparison of earnings results between different periods in which the COLI program was in place and is more representative of Xcel Energy’s fundamental core earnings power. Xcel Energy’s management uses ongoing earnings internally for financial planning and analysis, for reporting of results to the Board of Directors, in determining whether performance targets are met for performance-based compensation, and when communicating its earnings outlook to analysts and investors. 2008 2009

2009 Rate Base and ROE Minnesota Electric $4,862 10.18% Minnesota Gas 440 8.37 North Dakota Electric 265 10.16 North Dakota Gas 42 8.27 South Dakota Electric 279 4.30 Colorado Electric 4,397 7.44* Colorado Gas 1,090 10.77 Wisconsin Electric 592 9.96 Wisconsin Gas 81 7.26 Texas Electric 918 8.33* New Mexico Electric 303 9.18 * Wholesale 1,095 Not Reported Total Rate Base $14,364 Weather Normalized Rate Base Earned ROE (dollars in millions) * ROE’s are actual earned, not weather normalized

Financing Plans * Xcel Energy Holding Company issuances Completed: $550 million 10-year bonds (4.7%) Approximately $400 million of equity DRIP and benefits provide $75 million of equity NSP-MN plans to issue approximately $500 million of first mortgage bonds (2010 Q3) PSCo plans to issue approximately $400 million of first mortgage bonds (2010 Q4) Short-term debt as needed * Financing plans are subject to change, depending on capital expenditures, internal cash generation, rating agency views, market conditions and other factors

Manageable Debt Maturities (dollars in millions) $0 $200 $400 $600 $800 $1,000 $1,200 $1,400 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 SPS PSCo NSPW NSPM Hold Co

Solid Credit Ratings Hold Co. – – – BBB+ Baa1 BBB+ NSPM A+ A1 A A A3 A- NSPW A+ A1 A A A3 A- PSCo A A2 A A– Baa1 A- SPS – – – BBB+ Baa1 A- Fitch Moody’s S&P Fitch Moody’s S&P Secured Unsecured